GLOBAL TERMS FOR
[__] NON-QUALIFIED STOCK OPTION (NQSO) GRANTS
UNDER THE ORGANON & CO. 2021 INCENTIVE STOCK PLAN

This is a summary of the terms applicable to the stock option granted to you by Organon & Co. (“Organon” or the “Company”) and specified in this document. Different terms may apply to any prior or future stock option.
Name:
Grant Type:    Non-Qualified Stock Option
Options Granted:
Grant Date:
Option Price:
Expiration Date:

I.GENERAL INFORMATION
A.Grant Document
This stock option is subject to the terms, conditions and provisions of the Organon & Co. 2021 Incentive Stock Plan, including any sub-plan thereunder for your country (the “Plan”). In addition, this stock option is subject to this document and any additional terms and conditions for your country in Appendix A (together, the “Terms”). Unless otherwise defined in this document, capitalized terms used in these Terms are as defined in the Plan.
IMPORTANT NOTICE: This grant requires the holder (“you”) to affirmatively accept it. You MUST log onto the Morgan Stanley website (Morgan Stanley at Work) to accept your grant. Follow the procedure described on the Morgan Stanley website to accept your stock option within 90 days. Failure to accept the terms and conditions of your stock option within 90 days may result in forfeiture of the stock option.
B.Grant
The number of stock options granted to you on the Grant Date and at the Option Price indicated in the Morgan Stanley Stock Plan System under the “Portfolio” section represents your total stock option award subject to these Terms.
C.Vesting & Expiration Date
Except as otherwise provided in these Terms, this stock option becomes exercisable on the Vesting Date(s) indicated in the Morgan Stanley Stock Plan System. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with the Company or any parent, subsidiary, affiliate or JV (as defined below) of the Company that employs you (the “Employer”) is terminated, your right to exercise this stock option will be determined according to the terms in Section II of this document.

D.Restricted Period
The Restricted Period is the period during which this stock option is restricted, not exercisable, and subject to forfeiture, unless ended earlier as described under Section II below.
II.TERMINATION OF EMPLOYMENT
If your employment with your the Company or your Employer is terminated during the Restricted Period or, subject to applicable law, prior to the exercise or delivery of the shares of common stock (or cash, if applicable), your right to your stock options will be determined according to the terms in this Section II, subject to Section VII.
A.General Rule
If your employment is terminated for any reason other than those specified below, the portion of this stock option that is unvested as of such termination of employment will expire on the date your employment ends (as determined for grantees outside the U.S. in accordance with paragraph (14) of Section VII); the portion of this stock option that is vested will expire on the day before the same date of the third month after your employment ends, but in no event later than the original Expiration Date. For the avoidance of doubt, unless otherwise provided in this Section II, service during any portion of the vesting period shall not entitle you to vest in a pro rata portion of the stock option. If your employment is terminated as described in this paragraph and you are later rehired by the Employer or the Company or a parent, subsidiary, affiliate or JV (as defined below) of the Company, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.
B.Joint Venture
Employment with a joint venture including any other entity in which the Company has determined that it has a significant business or ownership interest (a “JV”) is not considered termination of employment for purposes of this stock option. If you transfer employment from the Employer to a JV or from a JV to the Company or a parent, subsidiary or affiliate of the Company, such employment must be approved by, and contiguous with employment by, the Company or the JV. The terms set out below apply to this stock option while the option holder is employed by the JV.
C.    Other Terminations

If primary reason your employment ends is due to:	Here’s what happens to your Stock Options:
Voluntary Termination Termination for Cause
Any unvested stock options will be forfeited on the date your employment ends.

Any stock options that are already vested will expire (i) at the earlier of the day before the same date of the third month after your employment ends and the original Expiration Date in the case of a voluntary termination or (ii) as of the date of termination in case of a termination for Cause.

Involuntary Termination Retirement
A prorated portion of your unvested stock options will vest and become exercisable on the next scheduled Vesting Date. The prorated portion will equal the full amount of this stock option award (whether vested or unvested) times the number of completed months during the Restricted Period and prior to the date employment ends, divided by the total number of months during the Restricted Period of the grant, reduced by the number of stock options that have vested. The remaining unvested portion will be forfeited on the date your employment ends.

The portion of your stock options that are already vested and/or vests in accordance with the above will expire at the earlier of the day before the one-year anniversary of the date your employment ends and the original Expiration Date.[1]

Death Disability
A prorated portion of your unvested stock options will vest and become exercisable on the next scheduled Vesting Date. The prorated portion will equal the full amount of this stock option award (whether vested or unvested) times the number of completed months during the Restricted Period and prior to the date employment ends, divided by the total number of months during the Restricted Period of the grant, reduced by the number of stock options that have vested. The remaining unvested portion will be forfeited on the date your employment ends.

The portion of your stock options that are already vested and/or vests in accordance with the above will expire at the earlier of the day before the two-year anniversary of the date your employment ends and the original Expiration Date.

1 The total number of months during the vesting period of a stock option that vests over three years is 36 months.

Sale (for example, sale of your subsidiary, division or JV)
The following portion of your unvested stock options will vest and become exercisable immediately upon such termination:
•one-third if employment terminates on or after the Grant Date but before the first anniversary thereof (the remainder will be forfeited on the date your employment ends); and
•all if employment terminates on or after the first anniversary of the Grant Date.

The portion of your stock options that is already vested on the date your employment ends and/or vests as a result of the sale will expire at the earlier of the day before the one-year anniversary of the date your employment ends and the original Expiration Date.

Change in Control of the Company
If your stock option remains outstanding following a Change in Control and are converted into a successor stock options, any unvested portion becomes vested and exercisable on the scheduled Vesting Date(s) subject to your continuous employment.

If your employment is involuntarily terminated without Cause before the second anniversary of the closing of a Change in Control, then each unvested stock option that is outstanding immediately prior to the Change in Control will immediately become fully vested and exercisable. All stock options, including options vested prior to such time, will expire at the earlier of the day before the five-year anniversary of the termination of your employment following a Change in Control and the original Expiration Date.

If your stock options do not remain outstanding following the Change in Control and are not converted into successor stock options, then you will be entitled to receive cash for your stock options in an amount equal to the difference, if any, between the price paid to Organon stockholders for a share of Organon common stock in the Change in Control and the Option Price of your stock options, with the cash payment distributed to you within 30 days following the Change in Control.

III.TRANSFERABILITY
This stock option is not transferable and may not be assigned or otherwise transferred except by will or the laws of descent and distribution.
IV.DATA PRIVACY
The collection, use, storage and disclosure of any data constituting personal data in connection with this plan is conducted by or on behalf of the Company with an address at 30 Hudson Street, Floor 33, Jersey City, NJ U.S.A. 07302. The Company grants employees of the Company and any parent, subsidiary, affiliate or JV of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If you would like to participate in the Plan, please review and acknowledge the following information about the Company’s privacy practices in connection with this Plan. Those disclosures supplement the disclosures contained in the Company’s general Privacy Notice available at www.organon.com/privacy. Your participation in the Plan and your grant of consent, if required, is purely voluntary. You may reject participation in the Plan or withdraw your consent, if applicable, at any time. If you reject participation in the Plan, do not consent, if applicable, or withdraw your consent, if applicable, you may be unable to participate in the Plan. This would not affect your existing employment, career, or salary; instead, you merely may forfeit the opportunities associated with the Plan.

If you are outside the United States and in a country that has enacted privacy laws that provide for the concept of “controller”, the Company is the controller of the processing of your personal data.
A.Data Collection and Usage
The Company collects, processes and uses your personal data, including, name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of common stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in your favor, which the Company receives from you or your Employer. If the Company offers you the opportunity to participate in the Plan, then the Company will collect and process your personal data for the purpose of (i) allocating stock, (ii) implementing, administering, and managing the Plan, (iii) communicating with you in connection with the Plan, (iv) internal administration, and (v) complying with the Company’s legal obligations, including under tax and securities laws, (the “Purposes”). The Company’s legal basis for the processing of your personal data for the abovementioned Purposes are necessary for (i) the Company’s performance of its contractual obligations under the Plan, and (ii) pursuant to the Company’s or your Employer’s legitimate business interests. In those jurisdictions where your consent to the processing of your personal data is required - which is not the case when you are located within the European Economic Area (“EEA”) / UK - you expressly and explicitly consent to the collection, processing and transfer practices as described herein Failure to provide personal data in whole or in part could make it impossible for the Company to fulfil some or all of its obligations regarding your participation in the Plan.
B.Stock Plan Administration Service Providers
The Company discloses participant personal data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration, and management of the Plan. In the future, the Company may select a different service provider and share your data with another company that serves in a similar manner. The Company’s service provider will open an account for you. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan. The Company may also share the personal data with external advisors, banks, payroll providers, (potential) business partners in the context of a contemplated sale or restructuring of the Company and with competent authorities in so far as this is necessary for the Purposes as listed above.

C.International Data Transfers
The Company and its service providers are based in the United States. If you are outside of the United States, you should note that your country has enacted data privacy laws that are different from the United States. Other than where the transfer is made directly from you to the Company, if the transfers are being made from the EEA/UK, such transfers will be made in reliance on data transfer agreements (so called “Standard Contractual Clauses”) which may require the recipient to carry out a data transfer impact assessment and put in place supplementary measures to ensure an essentially equivalent level of protection as provided in the EEA/UK. To receive more information about the precautions used to protect your personal data and/or a copy of the Standard Contractual Clauses you can contact the Company at Attn: Global Privacy Office, 30 Hudson Street, Floor 34, Jersey City, New Jersey, U.S.A. 07302 or at privacyoffice@organon.com or, if your Employer is established in the EEA/UK or you are located in the EEA/UK, by contacting Organon’s EU Data Protection Officer by e-mail at euprivacydpo@organon.com.
D.Data Retention
The Company will use your personal data only as long as is necessary for the Purposes listed above. When the Company no longer needs your personal data, which will generally be seven years after participation in the Plan has been terminated, the Company will remove it from its systems. If the Company keeps the personal data longer, it would be either to satisfy legal or regulatory obligations, government orders to preserve data relevant to an investigation, or for the purposes of litigation or disputes and the Company’s legal basis would be relevant laws or regulations or where in the Company’s legitimate interests.
E.Data Subject Rights
You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect / inaccurate personal data, (iii) deletion of personal data, (iv) restrictions on processing of personal data, (v) object to the processing of personal data, (vi) portability of personal data, (vii) to lodge complaints with competent authorities in your country, and/or (viii) receive a list with the names and addresses of (any potential) recipients of your personal data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Attn: Global Privacy Office, 30 Hudson Street, Floor 34, Jersey City, New Jersey, U.S.A. 07302 or at privacyoffice@organon.com or, if your Employer is established in the EEA/UK or you are located in the EEA/UK, by contacting Organon’s EU Data Protection Officer by e-mail at euprivacydpo@organon.com.
F.Collection, Use and Transfer of Personal Data
The collection, use and transfer of your personal data for the Purposes is conducted in accordance with the Company’s Global Privacy and Data Protection Policy.
V.EXERCISE OF OPTION
No shares shall be issued (or, if applicable, cash paid) until full payment of the Option Price (and Tax-Related Items) has been made. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide that this stock option shall be settled, in whole or in part, in the form of cash instead of shares, subject to the terms of the Plan and applicable law. The Option Price may be paid in cash or, at your election and unless the Committee has determined to settle the stock option in cash, by the Company withholding shares otherwise issuable in connection with the exercise of the stock option, or through a cashless exercise procedure that allows you to sell immediately some or all of the shares underlying the exercised portion of the stock option in order to generate sufficient cash to pay the Option Price (and Tax-Related Items). The stock option shall be exercised through such procedure or program as the Committee may establish or define from time to time, which may include a designated broker that must be used in exercising the stock options.
VI.TAX WITHHOLDING
Regardless of any action the Company and/or the Employer take with respect to any or all income tax, social insurance, social security contributions (where applicable) payroll tax, payment on account or other tax-related items arising out of your participation in the Plan and legally applicable or deemed applicable to you in any jurisdiction ("Tax-Related Items") and subject to applicable laws, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the stock option or underlying shares of common stock, including, but not limited to, the grant, vesting or exercise of the stock option, the subsequent sale of shares of common stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the stock option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company, the Employer and/or any parent, subsidiary, affiliate or JV; (ii) withholding from proceeds of the sale of shares of common stock acquired at exercise of the stock option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (iii) to the extent permitted by the Company, withholding in shares of common stock to be issued at exercise of the stock option; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Company may withhold from proceeds of the sale of shares of common stock pursuant to (ii) above, unless (x) the use of such withholding method is prohibited by applicable law or the Company’s insider trading policy, in which case, the obligation for Tax-Related Items shall be satisfied by (iii) above, or (y) the Committee determines to settle the stock option in cash pursuant to Section V above, in which case, the obligation for Tax-Related Items shall be satisfied by (i) above. Any determination by the Company with respect to the withholding of shares of common stock to satisfy the Tax-Related Items shall be made by the Committee if you are subject to Section 16 of the Exchange Act.
The Company and/or the Employer shall withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts (or, as determined by the Company2 in its sole discretion and subject to applicable law, other applicable withholding rates, including maximum applicable rates in your jurisdiction(s)). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in common stock), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related items is satisfied by withholding in shares of common stock, for tax purposes, you will be deemed to have been issued the full number of shares of common stock subject to the exercised stock options, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of common stock (or cash, if applicable) or the proceeds of the sale of shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
VII.NATURE OF GRANT
In accepting the stock option, you acknowledge and agree that:
1.the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time;
2.the grant of the stock option is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;
3.all decisions with respect to future stock option grants, if any, will be at the sole discretion of the Company;
4.your participation in the Plan is voluntary;
2 Any such determinations regarding individuals subject to reporting obligations under Section 16 of the Exchange Act will be made by the Committee in its sole discretion and subject to applicable law.

5.you shall have no beneficial interest or ownership in the vested shares of common stock unless and until the issue or delivery of those vested shares of common stock to you;
6.your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any) at any time;
7.the stock option and any cash and/or shares of common stock acquired under the Plan, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Company, or any parent, subsidiary, affiliate, or JV of the Company, and that are outside the scope of your employment or service contract, if any;
8.unless otherwise agreed with the Company in writing, the stock option and any cash and/or shares of common stock acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary, affiliate, or JV of the Company;
9.the stock option and any cash and/or shares of common stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
10.the stock option and any cash and/or shares of common stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any parent, subsidiary, affiliate or JV of the Company;
11.the future value of the shares of common stock underlying the stock option is unknown, indeterminable and cannot be predicted with certainty;
12.if the underlying shares of common stock do not increase in value, the stock option will have no value;
13.if you exercise the stock option and acquire shares of common stock, the value of such shares of common stock may increase or decrease in value, even below the Option Price;
14.no claim or entitlement to compensation or damages shall arise from termination of the stock option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
15.for purposes of the stock option, your employment relationship will be considered terminated as of the date you are no longer providing services to the Employer or the Company or any parent, subsidiary, affiliate or JV (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this document, your right to vest in the stock option under the Plan, if any, will terminate effective as of such date and will not be extended by any notice period or any period of "garden leave" or similar period mandated under local; similarly, any right to exercise the stock option after termination of employment will be measured as of the date you are no longer providing services to the Employer, the Company or any parent, subsidiary, affiliate or JV of the Company and will not be extended by any notice period or any period of "garden leave" or similar period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer providing services for purposes of the grant (including whether you may still be considered to be providing services while on a leave of absence);

16.the stock option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
17.the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding your participation in the Plan, or the acquisition or sale of underlying shares. You should consult with your personal tax, legal, and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan; and
18.neither the Employer, nor the Company or any parent, subsidiary, affiliate, or JV of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the stock option or any amounts due to you pursuant to the exercise of the stock option, the subsequent sale of shares acquired under the Plan or the receipt of any dividends.
I.GOVERNING LAW AND VENUE
This document may be amended only by another written agreement between the parties. This document shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws. Unless otherwise set forth in the applicable grant agreement, the State and Federal courts located in the State of Delaware shall have exclusive jurisdiction for any action brought pursuant to this document.
II.SEVERABILITY
The provisions of this document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
III.WAIVER
You acknowledge that a waiver by the Company of breach of any provision of this document shall not operate or be construed as a waiver of any other provision of this document, or of any subsequent breach by you or any other grantee.
IV.ELECTRONIC ACCEPTANCE
The Company may, in its sole discretion, decide to deliver any documents related to the stock option or future options that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
V.COUNTRY-SPECIFIC APPENDIX
The stock option shall be subject to any additional provisions set forth in Appendix A for your country, if any. If you relocate to one of the countries included in the Appendix during the life of the stock option, the additional provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
VI.CLAWBACK POLICY
Notwithstanding any other provision in this Agreement to the contrary, you and this stock option shall be subject to the Company’s Compensation Recoupment Policy, the Company’s Dodd-Frank Policy on Recoupment of Incentive Compensation, and any other clawback policy adopted by the Company, each as applicable and as may be amended from time to time to comply with applicable law, regulation or listing standard (collectively, the “Clawback Policies”). The provisions of this Section XIII are in addition to and not in lieu of any other remedies available to the Company in the event you violate the Clawback Policies, or any laws or regulations. In accepting this stock option, you acknowledge and agree that you (a) have received and reviewed copies of the Company’s Compensation Recoupment Policy and the Company’s Dodd-Frank Policy on Recoupment of Incentive Compensation, (b) are and will continue to be subject to the Clawback Policies to the extent applicable to you , both during and after your employment with the Company and/or any of its direct or indirect subsidiaries or affiliates, and (c) will abide by the terms of the Clawback Policies to the extent applicable, including, without limitation, by reasonably promptly returning any recoverable compensation to the Company as required by the Clawback Policies, as determined by the Committee in its sole discretion. In addition, you acknowledge and agree that you will not be entitled to and hereby knowingly, voluntarily and intentionally waive any (i) indemnification for any liability or loss incurred by you in connection with or as a result of any action taken by the Company to enforce the Clawback Policies (such action, a “Clawback Proceeding”) and (ii) indemnification or advancement of any expenses (including attorneys’ fees) from the Company and or any subsidiary of the Company incurred by you in connection with any Clawback Proceeding; provided, however, if you are successful on the merits in the defense of any claim asserted against you in a Clawback Proceeding, you will be indemnified for the expenses (including attorneys’ fees) you reasonably incurred to defend such claim.
VII.ADMINISTRATION
The Committee is responsible for construing and interpreting this grant, including the right to construe disputed or doubtful Plan provisions, and may establish, amend, and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this grant. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation, and effect of this grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding, and conclusive upon the Company, all eligible employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the eligible employees, the form, amount and timing of incentives, the terms and provisions of incentives and the writings evidencing incentives, need not be uniform and may be made selectively among eligible employees who receive, or are eligible to receive, incentives hereunder, whether or not such eligible employees are similarly situated.
For further information regarding the Long- Term Incentive Program, please visit the Company’s intranet Long-Term Incentive homepage.
VIII.DEFINITIONS
Cause. Means a grantee’s (i) material breach of any written agreement between the grantee and the Employer, including the grantee’s breach of any material representation, warranty or covenant made under any such agreement, or the grantee’s breach of any written policy or code of conduct established by the Employer and applicable to the grantee; (ii) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iii) commission of, or conviction or indictment for, or pleading no contest (or local equivalent) to, any crime (which carries a custodial sentence) or any crime involving moral turpitude; (iv) willful failure or refusal to perform grantee’s duties to the Employer or to follow any lawful directive from the Board or grantee’s supervisor; or (v) failure to competently perform statutory or reasonably assigned duties with the Employer at a level that can be reasonably expected of a person with the grantee’s position, excluding a failure that the grantee could not be reasonably expected to realize would constitute such a failure (other than a failure resulting from grantee’s incapacity due to physical or mental illness), which failure is not cured, if curable, within ten (10) days after written notice from the Employer or, in the case of individuals subject to reporting obligations under Section 16 of the Exchange Act, the Board (which notice specifies in reasonable detail the grounds constituting Cause).
Disability. Is defined as the inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program.
Involuntary Termination. Means termination of employment by the Company or its affiliates in a manner that entitles the grantee to benefits under the applicable separation benefits plan and specifically excludes non-performance of his or her duties and other termination reasons such as Sale, Retirement, Death, Disability, Misconduct, Cause or Change in Control.
Retirement. For grantees who are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service and (b) age 65 without regard to years of service. For other grantees, “retirement” is determined by the Company in its sole discretion. The Company reserves the right to modify any definition of retirement established for purposes of this stock option award and/or adjust the consequences of termination due to retirement to comply with local law.
Sale. Means, with respect to a grantee, the sale, whether through the sale of stock, assets or a combination thereof, of the subsidiary, JV or division, as applicable, for which such grantee primarily provides services and which does not constitute a Change in Control of the Company.

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS FOR GRANTEES OUTSIDE THE U.S.
This Appendix, which is part of the Global Terms for 2024 Non-Qualified Stock Option Grants under the Organon & Co. 2021 Incentive Stock Plan, contains additional “terms and conditions” that will apply to you if you reside outside the United States.
The terms and conditions in Part A of this Appendix apply to all grantees who reside outside the United States. The additional terms and conditions in Part B of this Appendix will also apply to the grantee if he or she resides in one of the countries referenced in Part B. Part B of this Appendix also includes foreign asset/account reporting, exchange control and other “notifications” which it is helpful information to know in connection with your participation in the Plan. By accepting the stock option, you confirm having read and understood the Plan and your Terms (including, for the avoidance of doubt, the terms and conditions in this Appendix A), which were provided in the English language. You accept the terms of those documents accordingly.
The information in this Appendix is based on the laws in effect in the respective countries as of February 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the stock option vests, you exercise the stock option and shares of common stock are issued to you or you sell shares of common stock acquired upon exercise of the stock option under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country, or are considered a resident of a country, other than that in which you are currently working, or transfer residence and/or employment after the Grant Date, the information contained herein may not apply to you in the same manner. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

APPENDIX A - PART A: ADDITIONAL TERMS AND CONDITIONS FOR ALL COUNTRIES OUTSIDE OF THE UNITED STATES
The following additional terms and conditions will apply to you if you reside in any country outside the United States.

A.Insider Trading/Market Abuse Laws
You acknowledge that, depending on your or your broker’s country of residence or where shares of common stock are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of common stock, rights to shares of common stock (e.g., stock options) or rights linked to the value of shares of common stock under the Plan during such times that you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions or your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You understand you are responsible for ensuring compliance with any restrictions and should consult with your personal legal advisor on this matter.
B.Foreign Asset/Account, Exchange Control and Tax Obligations
You acknowledge that, depending on your country, you may be subject to foreign asset/account, exchange control and/or tax reporting requirements as the result of the acquisition of shares of common stock or cash (including dividends and the proceeds of the sale of shares of common stock) derived from your participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in your country. You may also be required to repatriate cash received from participating in the Plan to your country within a certain time after receipt. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal tax, legal and/or financial advisors regarding the same.
C.Language
You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient, to allow you to understand the terms and conditions of this document. If you have received this document, or any other document related to the stock option and/or the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.
D.Imposition of Other Requirements and Issuance of Shares
The Company reserves the right to impose other requirements on the stock option and the shares of common stock purchased upon exercise of the stock options, to the extent the Company determines it is necessary or advisable to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
If advisable due to local law requirements, the Committee, in its sole and absolute discretion, may restrict the methods of exercise available such that, for example, you may be required to immediately sell all of the shares of common stock underlying the exercised stock option and will receive only the sale proceeds less the Option Price and any applicable Tax-Related Items.

APPENDIX A - PART B: COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS AND NOTIFICATIONS

Country	Additional Terms and Conditions, and notifications
Switzerland
Notifications
Securities Law Information
In Switzerland, the grant of stock options is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act ("FINSA"). This document does not constitute a prospectus pursuant to the FINSA and no such prospectus has been or will be prepared for or in connection with the NQSO Awards granted pursuant to the Plan. This document is neither subject to any governmental approval nor must be filed with any Swiss authorities.
Tax Reporting Information
You will receive an addendum to your annual salary statement, reporting the taxable income realized upon vesting of the NQSOs granted to you. You are required to declare such income in and to file the addendum with your tax return. Any shares of common stock acquired upon vesting will be subject to the net wealth tax and must be reported in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with their annual tax return.
Data Privacy – Transfer of personal data to the United States
You acknowledge and agree that your personal data will be transferred to the United States and that there is a risk, in particular, that the rights provided for by Swiss (and EU data protection laws, as applicable) may only be guaranteed to a limited extent and that foreign authorities, i.e. authorities of the United States may gain access to your personal data with or without your knowledge. Such access may also result in further tracking and/or observations by foreign authorities.